Exhibit 99.2

RARE Hospitality International, Inc. and subsidiaries unaudited consolidated financial statements for the quarters and six months Ended July 1, 2007 and July 2, 2006

RARE Hospitality International, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 1, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$31,239	$31,378
Short-term investments	5,915	6,001
Accounts receivable	13,762	15,663
Inventories	16,907	16,274
Prepaid expenses	6,401	6,872
Refundable income taxes	10,295	—
Deferred income taxes	9,015	16,681
Assets of discontinued operations	—	31,939

Total current assets	93,534	124,808
Property & equipment, less accumulated depreciation and amortization of $217,579 in 2007 and $197,959 in 2006	569,913	525,160
Goodwill	19,187	19,187
Deferred income taxes	3,759	—
Other	28,591	26,057

Total assets	$714,984	$695,212

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$32,981	$33,891
Accrued expenses	70,701	89,202
Income taxes payable	—	2,953
Current installments of obligations under capital leases	421	345
Liabilities of discontinued operations	2,086	7,652

Total current liabilities	106,189	134,043

Obligations under capital leases, net of current installments	54,496	41,290
Deferred income taxes	—	1,192
Convertible Senior Notes	125,000	125,000
Other	41,567	32,995

Total liabilities	327,252	334,520

Minority interest	1,047	1,044

Shareholders’ equity:
Preferred stock – no par value	—	—
Common stock	256,573	247,661
Retained earnings	308,084	284,082
Treasury shares at cost; 5,749 shares in 2007 and 5,567 in 2006	(177,972)	(172,095)

Total shareholders’ equity	386,685	359,648

Total liabilities and shareholders’ equity	$714,984	$695,212

See accompanying notes to consolidated financial statements

RARE Hospitality International, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	13 Wks Ended		26 Wks Ended	27 Wks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Revenues:
Restaurant sales:
LongHorn Steakhouse	$210,309	$187,478	$420,022	$395,484
The Capital Grille	56,686	47,408	112,744	99,050
Specialty concepts	2,047	2,097	3,788	4,177

Total restaurant sales	269,042	236,983	536,554	498,711
Franchise revenues	127	142	254	275

Total revenues	269,169	237,125	536,808	498,986

Costs and expenses:
Cost of restaurant sales	98,988	86,125	197,025	181,592
Operating expenses—restaurants	120,490	103,999	237,680	215,858
Depreciation and amortization—restaurants	10,681	8,718	20,789	17,747
Pre-opening expense—restaurants	2,448	1,928	5,251	4,542
General and administrative expenses	15,806	16,128	32,270	33,233

Total costs and expenses	248,413	216,898	493,015	452,972

Operating income	20,756	20,227	43,793	46,014
Interest expense, net	1,787	425	3,322	1,095
Minority interest	23	30	114	125

Earnings from continuing operations before income taxes	18,946	19,772	40,357	44,794
Income tax expense	6,203	6,533	13,267	14,801

Income from continuing operations	12,743	13,239	27,090	29,993

Earnings (loss) from discontinued operations, net of income taxes	(2,580)	170	(3,088)	636

Net earnings	$10,163	$13,409	$24,002	$30,629

Basic earnings (loss) per common share:
Continuing operations	$0.42	$0.39	$0.90	$0.89
Discontinued operations	(0.09)	0.01	(0.10)	0.02

	$0.34	$0.40	$0.80	$0.91

Diluted earnings (loss) per common share:
Continuing operations	$0.41	$0.38	$0.87	$0.87
Discontinued operations	(0.08)	0.00	(0.10)	0.02

	$0.33	$0.39	$0.77	$0.89

Weighted average common shares outstanding (basic)	30,225	33,650	30,171	33,571

Weighted average common shares outstanding (diluted)	31,083	34,605	31,082	34,543

See accompanying notes to consolidated financial statements

RARE Hospitality International, Inc. and Subsidiaries

Consolidated Statement of Shareholders’ Equity and Comprehensive Income

For the Six Months ended July 1, 2007

(In thousands, unaudited)

					Total
	Common Stock		Retained	Treasury	Shareholders’
	Shares	Dollars	Earnings	Shares	Equity
Balance, December 31, 2006	36,054	$247,661	$284,082	$(172,095)	$359,648

Net earnings and total comprehensive income	—	—	24,002	—	24,002
Purchase of common stock for treasury	—	—	—	(5,877)	(5,877)
Stock based compensation expense	—	4,829	—	—	4,829
Issuance of shares pursuant to non-vested stock awards	111	—	—	—	—
Forfeiture of non-vested stock awards	(11)	(317)	—	—	(317)
Issuance of shares pursuant to exercise of stock options	203	3,307	—	—	3,307
Tax benefit of stock options exercised and vesting of awards of non-vested stock	—	1,093	—	—	1,093

Balance, July 1, 2007	36,357	$256,573	$308,084	$(177,972)	$386,685

See accompanying notes to consolidated financial statements

RARE Hospitality International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Six months Ended
	July 1, 2007	July 2, 2006

	26 Wks Ended	27 Wks Ended
Cash flows from operating activities:
Net earnings	$24,002	$30,629
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Income) loss from discontinued operations, net of income taxes	3,088	(636)
Depreciation and amortization	21,800	18,619
Stock-based compensation expense	4,829	4,359
Minority interest	114	125
Deferred tax expense (income)	7,227	(3,875)
Sale of short-term investments, net	86	37
Changes in assets and liabilities:
Accounts receivable	1,901	3,213
Inventories	(634)	(466)
Prepaid expenses	471	129
Other assets	(782)	(230)
Income taxes payable	(13,248)	2,279
Accounts payable	1,467	(4,653)
Accrued expenses	(16,511)	(16,468)
Other liabilities	2,402	(113)

Net cash provided by operating activities of continuing operations	36,212	32,949

Net cash (used in) provided by operating activities of discontinued operations	(12)	3,840

Cash flows from investing activities:
Purchase of property and equipment by continuing operations	(53,117)	(45,448)

Net cash used by investing activities of continuing operations	(53,117)	(45,448)

Proceeds from the sale of discontinued operations	24,334	—
Purchase of property and equipment by discontinued operations	(94)	(3,842)

Net cash provided by (used in) investing activities of discontinued operations	24,240	(3,842)

Cash flows from financing activities:
Principal payments on capital leases	(154)	(132)
Distributions to minority partners	(111)	(177)
Forfeiture of restricted stock	(317)	—
Increase (decrease) in bank overdraft included in accounts payable and accrued expenses	(5,462)	3,759
Purchase of common stock for treasury	(5,877)	—
Proceeds from exercise of stock options	3,307	3,816
Tax benefit from share-based compensation	1,093	2,073

Net cash (used in) provided by financing activities of continuing operations	(7,521)	9,339

Net decrease in cash and cash equivalents	(198)	(3,162)
Cash and cash equivalents at beginning of year	31,437	12,168

Cash and cash equivalents at end of the period	$31,239	$9,006

Cash and cash equivalents of continuing operations at end of the period	$31,239	$8,947

Cash and cash equivalents of discontinued operations at end of the period	$—	$59

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$15,993	$14,747

Cash paid for interest net of amounts capitalized	$3,400	$1,452

Supplemental disclosure of non-cash financing and investing activities:
Assets acquired under capital lease	$13,436	$—

See accompanying notes to consolidated financial statements.

RARE Hospitality International, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

1.	Basis of Presentation

The consolidated financial statements of RARE Hospitality International, Inc. and subsidiaries (the “Company”) as of July 1, 2007 and December 31, 2006 and for the quarters ended July 1, 2007 and July 2, 2006 have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally presented in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Company records revenue for normal recurring sales upon the performance of services. Revenue from the sale of franchises is recognized as income when substantially all of the Company’s material obligations under the franchise agreement have been performed. Continuing royalties, which are a percentage of net sales of franchised restaurants, are accrued as income when earned.

The Company’s fiscal year is a 52- or 53-week year ending on the last Sunday in each calendar year. Each of the four fiscal quarters is typically made up of 13 weeks; however, since fiscal 2006 was a 53-week period, the first quarter of 2006 contained 14 operating weeks compared to 13 operating weeks in the first quarter of 2007 and the first six months of 2006 contained 27 weeks compared to 26 in the first six months of 2007.

The Company completed the sale of the Bugaboo Creek Steak House business on June 21, 2007. In the accompanying consolidated financial statements, the results of operations relating to the Bugaboo Creek Steak House business are presented as discontinued operations. The assets and liabilities of discontinued operations are primarily comprised of fixed assets and accrued liabilities, respectively. Financial results for Bugaboo Creek Steak House for the quarters and six months ended July 1, 2007 and July 2, 2006, were as follows (in thousands):

	Fiscal Quarter		Six Months
	13 Weeks Ended July 1, 2007	13 Weeks Ended July 2, 2006	26 Weeks Ended July 1, 2007	27 Weeks Ended July 2, 2006

Restaurant sales	$21,076	$27,025	$46,788	$57,280

Costs and expenses:
Cost of restaurant sales	7,680	9,853	16,941	20,891
Operating expenses-restaurants	11,749	14,477	25,612	30,463
Depreciation and amortization-restaurants	—	1,086	—	2,250
Pre-opening expense-restaurants	—	161	—	263
General and administrative expenses	842	1,195	1,997	2,465

Total costs and expenses	20,271	26,772	44,550	56,332

Earnings before income taxes	805	253	2,238	948
Income tax expense	103	83	576	312

Net earnings before loss on disposal	702	170	1,662	636
Loss on disposal of discontinued operations (net of tax benefit of $1,767 and $2,557 for the quarter and six months, respectively)	(3,282)	—	(4,750)	—

Net earnings (loss)	$(2,580)	$170	$(3,088)	$636

Loss from discontinued operations for the 26 weeks ended July 1, 2007 includes impairment and termination charges of approximately $7.3 million ($4.75 million, net of tax) which consists of rent termination charges of $1.1 million, accrued employee termination costs of $1.4 million and approximately $4.8 million related to additional impairment realized upon the divestiture of the Bugaboo Creek Steak House business. Unless otherwise noted, discussions and amounts throughout these Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations relate to the Company’s continuing operations.

2.	Share-Based Compensation

The Company has various share-based compensation programs, which provide for equity awards, including stock options, restricted stock awards (“non-vested stock awards”) and performance-based restricted stock units. Total share-based compensation expense of approximately $2.2 million and $2.3 million, have been included in the Company’s Consolidated Statements of Operations for the quarters ended July 1, 2007 and July 2, 2006, respectively. Total share-based compensation expense of approximately $4.8 million and $4.4 million, have been included in the Company’s Consolidated Statements of Operations for the six months ended July 1, 2007 and July 2, 2006, respectively.

The following table provides information about the common stock that may be issued under all of the Company’s existing equity compensation plans as of July 1, 2007:

Plan Category	Number of Securities to Be Issued Upon Exercise Of Outstanding Awards		Weighted Average Price of Outstanding Awards	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by shareholders	2,476,401	(1)	$28.08	1,193,465	(6)
	561,386	(2)	$14.73	13,354
	114,312	(3)	$17.91	—
	526,932	(4)	$8.26	—
Equity compensation plans not approved by shareholders	21,750	(5)	$8.43	—

Total	3,700,781		$22.80	1,206,819

(1)	RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan.
(2)	RARE Hospitality International, Inc. 1997 Long-Term Incentive Plan.
(3)	Amended and Restated RARE Hospitality International, Inc. 1996 Stock Plan for Outside Directors. No further options may be granted under the terms of this plan.
(4)	LongHorn Steaks, Inc. Amended and Restated 1992 Incentive Plan. No further options may be granted under the terms of this plan.
(5)	These options were granted on the same terms as those under the RARE Hospitality International, Inc. 1997 Long-Term Incentive Plan and were granted at prices which equated to current market value on the date of grant, are generally exercisable after three to five years, and must be exercised within ten years from the date of grant.
(6)	743,465 of these shares may also be granted as future awards of non-vested stock.

Stock Options

Upon adoption of Statement of Financial Accounting Standards No. 123 (revised) “Share Based Payments” (“SFAS 123R”), the Company elected to continue the use of the Black-Scholes option pricing model to calculate the grant-date fair value of option awards. The fair value of options granted during the first six months of fiscal 2007 and fiscal 2006 were calculated using the following assumptions:

	Fiscal Quarters Ended
	July 1, 2007	July 2, 2006	April 1, 2007	April 2, 2006

Expected life (in years)	4.00	4.00	4.00	4.00
Expected volatility	28.79%	26.59%	29.02%	27.34%
Risk-free interest rate	4.500%	4.750%	4.750%	4.375%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%

Option activity for the six months ended July 1, 2007 was as follows:

		Weighted-Average Exercise Price
	Options
Outstanding at December 31, 2006	3,565,234	$21.54
Granted	440,129	$31.85
Exercised	(202,944)	$16.32
Forfeited or Cancelled	(101,638)	$30.56

Outstanding at July 1, 2007	3,700,781	$22.80

The fair value of options granted in the quarter and six months ended July 1, 2007 was approximately $108,000 and $3.6 million, respectively. The fair value of options granted in the quarter and six months ended July 2, 2006 was approximately $98,000 and $6.0 million, respectively. Total intrinsic value of options exercised in the quarters ended July 1, 2007 and July 2, 2006 was approximately $491,000 and $2.5 million, respectively. Total intrinsic value of options exercised in the six months ended July 1, 2007 and July 2, 2006 was approximately $2.8 million and $5.4 million, respectively. As of July 1, 2007, the total intrinsic value of options outstanding and options exercisable was approximately $21.9 million for each. Intrinsic value is the difference between the Company’s closing stock price on the respective trading day and the exercise price, multiplied by the number of options exercised.

The following table summarizes information concerning outstanding and exercisable options as of July 1, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options	Life(1)	Price(2)	Options	Price(2)
$0.01-$ 5.00	34,000	0.6	$4.33	34,000	$4.33
$5.01-$ 10.00	552,894	2.4	$8.41	552,894	$8.41
$10.01- $ 15.00	438,192	3.5	$14.73	438,192	$14.73
$15.01- $ 20.00	529,838	5.1	$17.46	529,838	$17.46
$20.01- $ 25.00	155,354	6.3	$22.22	145,354	$22.03
$25.01- $ 30.00	599,798	6.9	$27.46	433,217	$27.24
$30.01 or greater	1,390,705	8.7	$31.61	420,633	$31.49

	3,700,781	6.1	$22.80	2,554,128	$19.09

(1)	Represents the weighted-average remaining contractual life in years.
(2)	Represents the weighted-average exercise price.

Non-vested Stock Awards

Non-vested stock awards as of July 1, 2007 and changes during the six months ended July 1, 2007 were as follows:

	Shares	Weighted-Average Grant Date Fair Value

Non-vested at December 31, 2006	301,780	$30.17
Granted	111,441	$31.77
Vested	(21,487)	$27.41
Transferred to Treasury	(16,393)	$30.19
Forfeited	(16,634)	$27.07

Non-vested at July 1, 2007	358,707	$30.98

Total grant date fair value of non-vested stock awards that vested during the six months ended July 1, 2007 and July 2, 2006 was $589,000 and $374,000, respectively. The total grant date fair value of non-vested stock awards at July 1, 2007 was $11,112,000.

Performance-Based Restricted Stock Units

The total number of performance-based restricted stock units granted in the first six months of 2007 was 68,749 compared to 71,732 for the first six months of 2006. Amounts expensed under this plan are periodically adjusted to reflect the most current projection of management’s estimate of the revenue and adjusted earnings per share to be achieved as compared to the respective targets. In the second quarter of 2007, the expense accrual was reduced based upon updated revenue and adjusted earnings per share projections resulting in net credits for the quarter and six months ended July 1, 2007 of approximately ($245,000) and ($18,000), respectively, compared to expense of $137,000 and $229,000, respectively for the quarter and six months ended July 2, 2006.

3.	Long-Term Debt

As of July 1, 2007, no borrowings were outstanding under the Company’s $100.0 million revolving credit agreement, and the Company was in compliance with all of its debt covenants. Interest expense is reported net of $191,000 and $129,000 of interest income for the second quarter of 2007 and 2006, respectively, and $433,000 and $302,000 for the first six months of 2007 and 2006, respectively. Interest capitalized in the second quarter of 2007 and 2006 was $189,000 and $255,000, respectively, and was $443,000 and $480,000 for the first six months of 2007 and 2006, respectively.

4.	Income Taxes

Income tax expense on continuing restaurant operations for the first six months of 2007 has been recorded based on an estimated 32.44% effective tax rate expected to be applicable for the full 2007 fiscal year plus a valuation allowance of $175,000 related to certain tax benefits recorded in the prior year for Bugaboo Creek that will not be realized. The effective income tax rate differs from the statutory federal income tax rate of 35% to pre-tax earnings primarily due to employee FICA tip tax credits (a reduction in income tax expense) partially offset by state income taxes. The effective tax benefit rate used related to the Bugaboo Creek impairment charge under Statement of Financial Accounting Standards No. 144 is the federal statutory rate of 35%.

The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” an interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no adjustment in the liability for unrecognized income tax benefits.

As of July 1, 2007, the Company had approximately $4.6 million of unrecognized tax benefits including approximately $1.3 million of interest and penalties, which are included in other long-term liabilities in the Consolidated Balance Sheet. The ending balance of unrecognized tax benefits increased during the second quarter of 2007 from approximately $4.3 million (including approximately $1.2 million of interest and penalties) as of April 1, 2007. The entire balance of unrecognized tax benefits, if recognized, would affect the effective tax rate. Any interest and/or penalties associated with uncertain tax positions are recognized as income tax expense.

Management does not anticipate that the total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statutes of limitations within 12 months from the date of this Form 10-Q. With few exceptions, the Company is no longer subject to federal and state tax examinations for years prior to 2003.

5.	Earnings Per Share

A reconciliation of the common share components for the basic and diluted earnings per share calculations follows (in thousands, except per share amounts):

	Quarter Ended		Six Months Ended
	13 Wks Ended		26 Wks Ended	27 Wks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Weighted average number of common shares used in basic calculation	30,225	33,650	30,171	33,571
Dilutive effect of non-vested stock awards	100	72	104	65
Dilutive effect of net shares issuable pursuant to stock option plans	758	883	807	907

Weighted average number of common shares used in diluted calculation	31,083	34,605	31,082	34,543

Income from continuing operations	$12,743	$13,239	$27,090	$29,993
Income (loss) from discontinued operations, net of income tax	(2,580)	170	(3,088)	636

Net earnings	$10,163	$13,409	$24,002	$30,629

Basic earnings (loss) per common share:
Continuing operations	$0.42	$0.39	$0.90	$0.89
Discontinued operations	(0.09)	0.01	(0.10)	0.02

Net earnings	$0.34	$0.40	$0.80	$0.91

Diluted earnings (loss) per common share*:
Continuing operations	$0.41	$0.38	$0.87	$0.87
Discontinued operations	(0.08)	0.00	(0.10)	0.02

Net earnings	$0.33	$0.39	$0.77	$0.89

*	Per share amounts do not necessarily sum due to rounding.

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the applicable period. Diluted earnings per share is based upon the weighted average number of common and potential common shares outstanding during the applicable period and includes the dilutive effect of stock options or non-vested stock. The Company uses the treasury stock method to calculate the effect of outstanding shares, which computes total proceeds to the Company as the sum of (a) the amount the employee must pay upon exercise of the award, (b) the amount of unearned share-based compensation costs attributed to future services and (c) the amount of tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the award. Share-based compensation awards for which total employee proceeds exceed the average market price over the applicable period have an antidilutive effect on earnings per share, and accordingly, are excluded from the calculation of diluted earnings per share.

For the quarter and six months ended July 1, 2007, antidilutive share-based compensation awards for 1,475,705 and 1,354,000 shares, respectively, were excluded from the diluted earnings per share calculation. For the quarter and six months ended July 2, 2006, antidilutive share-based compensation awards for 1,005,773 shares were excluded from the diluted earnings per share calculation. The common shares that would be issued if the Convertible Senior Notes were converted are antidilutive.

6.	Comprehensive Income

For the quarters and six months ended July 1, 2007 and July 2, 2006, there was no difference between the Company’s net earnings and comprehensive income.